Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                relating to the issuance of shares of securities
                     pursuant to the above Option Agreement

                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 EAST LAS OLAS BOULEVARD, SUITE 1900
                         FORT LAUDERDALE, FLORIDA 33301
                           Direct Line: (954) 766-7858

                                  July 10, 1996
DCC Compact Classics, Inc.
903 Jordan Avenue
Chatsworth, California

        Re: Registration Statement on Form S-8, Consulting and Stock Option Agreement with Gary Gillman, and Common Stock Purchase Warrant with Marshall Blonstein.

Gentlemen:

        This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by DCC Compact Classics, Inc. (the "Company") of up to 210,000 shares of Common Stock, par value $.005 per share (the "Common Stock") to be issued pursuant to (i) a Stock Consulting and Stock Option Agreement with Gary Gillman (the "Option Agreement"), and (ii) a Common Stock Purchase Warrant, as modified, with Marshall Blonstein (the "Blonstein Warrant").

        In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Option Agreement, the Blonstein Warrant, the Company's Articles of Incorporation, By-Laws and corporate resolutions provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

        Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the terms of the Option Agreement and the Blonstein Warrant, will be validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                Very truly yours,

                                    /s/Atlas, Pearlman, Trop & Borkson, P.A.
                                    -----------------------------------------
                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.

GEC/jz
4194.01